EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement  (Form S-8 No. 333-00000) pertaining to the Strategic Long-Term Incentive Compensation Plan of PrivateBancorp, Inc. of our reports dated February 20, 2007, with respect to the consolidated financial statements of PrivateBancorp, Inc., PrivateBancorp Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PrivateBancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
November 14, 2007